Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Fourth Quarter Financial Results
Revenue Increases 22%, Adjusted EBITDA Increases 48%
Income from Continuing Operations Increases to $0.75 per Share, Including Tax Benefit of
$0.41 per Share, From $0.10 per Share Last Year
HLTH and WebMD Announce Agreement to Merge
New York, NY (February 21, 2008) – WebMD Health Corp. (NASDAQ: WBMD) today announced financial results for the three months ended December 31, 2007.
“WebMD’s fourth quarter operating results demonstrate the strong progress that we continue to make towards delivering on the Company’s overall strategic plan and I am confident in our growth outlook for the future,” said Wayne Gattinella, President and CEO. “We continue to build our leadership position as the most recognized and trusted brand of health information.”
Financial Summary
Revenue for the fourth quarter was $96.6 million compared to $79.4 million in the prior year period, an increase of 22%. Earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) for the fourth quarter increased 48% to $33.1 million or $0.55 per share compared to $22.4 million or $0.38 per share in the prior year period. Income from continuing operations was $45.1 million or $0.75 per share for the fourth quarter compared to $6.0 million or $0.10 per share in the prior year period. Net income for the December 2007 quarter was $48.3 million or $0.81 per share compared to $6.0 million or $0.10 per share in the prior year period. Income from continuing operations and net income for the fourth quarter 2007 include a benefit of $24.7 million, or $0.41 per share, relating to certain reversals of WebMD’s valuation allowance against deferred tax assets, primarily net operating loss (“NOL”) carryforwards.
Revenue for the year ended December 31, 2007 was $332.0 million compared to $248.8 million a year ago, an increase of 33%. Adjusted EBITDA for the year was $84.7 million or $1.42 per share compared to $52.7 million or $0.91 per share a year ago, an increase of 61%. Income from continuing operations for the year was $62.4 million or $1.05 per share compared to $2.2 million or $0.04 per share a year ago. Net income for the year was $65.9 million or $1.10 per share compared to $2.5 million or $0.04 per share in the prior year. Income from continuing operations and net income for the year ended December 31, 2007 include a benefit of $24.7 million, or $0.41 per share, relating to certain reversals of WebMD’s valuation allowance against deferred tax assets, primarily NOL carryforwards.

WebMD’s revenue for the fourth quarter and full year excludes approximately $1 million and $4 million, respectively, related to its offline professional medical reference and textbook publication business which was sold on December 31, 2007 and is now reflected as a discontinued operation in WebMD’s financial statements for current and prior periods.
Operating Highlights
Online Services segment revenue was $92.3 million for the fourth quarter compared to $76.1 million in the prior year period, an increase of 21%. Advertising and sponsorship revenue increased 21% to $70.4 million. Private portal licensing revenue increased 25% to $21.6 million. Online Services segment Adjusted EBITDA increased 39% to $31.6 million compared to $22.7 million in the prior year period.
The WebMD Health Network continued to expand with the average number of unique users reaching 44.8 million per month and total traffic of 968 million page views during the fourth quarter, increases of 26% and 19%, respectively, from a year ago. Excluding the prior year period’s traffic from AOL (which ceased to be part of The WebMD Health Network earlier this year), the average monthly unique users of The WebMD Health Network increased 32% and page view traffic increased 22%. In the fourth quarter, 936,000 continuing medical education (CME) programs were completed on the Network, an increase of 50% from the prior year period.
WebMD continued to expand its base of large employers and health plans utilizing its private Health and Benefits portals during the fourth quarter, bringing total platform customers to 117 from 99 a year ago. The installed base of companies licensing the WebMD private portal platform now includes: Blue Cross and Blue Shield of Minnesota, Special Agents Mutual Benefit Association, ConnectiCare, Inc., Blue Shield of California and Liebert Corporation.
Publishing and Other Services segment revenue was $4.3 million for the fourth quarter compared to $3.3 million in the prior year period, an increase of 33%. Publishing and Other Services segment Adjusted EBITDA was $1.5 million compared to a loss of ($321,000) in the prior year period. As noted above, effective December 31, 2007, WebMD sold its offline professional medical reference and textbook publication business. This business is now reflected as a discontinued operation in the Company’s financial statements for current and prior periods.
HLTH and WebMD Announce Agreement to Merge
In a separate release today, HLTH and WebMD announced that they have entered into a definitive merger agreement pursuant to which HLTH will merge into WebMD. The merger will eliminate HLTH’s controlling interest in WebMD and reduce the number of outstanding shares by approximately 20% and is expected to leave WebMD with approximately $700 million in cash and investments and the flexibility to pursue future opportunities as they may arise.
Investment in Auction Rate Securities Backed by Federally Guaranteed Student Loans
WebMD currently has a total of approximately $327 million in consolidated cash, cash equivalents and marketable securities, which includes approximately $169 million of investments in certain auction rate securities (ARS). The types of ARS investments that WebMD owns are backed by student loans, 97% of which are guaranteed under the Federal Family Education Loan Program (FFELP), and all had credit ratings of AAA or Aaa when purchased. WebMD does not own any other type of ARS investments.
The interest rates on these ARS are reset every 28 days by an auction process. Historically, these types of ARS investments have been highly liquid. Last week, auctions for ARS investments backed by student loans failed, including auctions for ARS investments held by WebMD. The result of a failed auction is that these ARS continue to pay interest in accordance with their terms until the next successful auction; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop. WebMD believes that the underlying credit quality of the assets backing its ARS investments have not been impacted by the reduced liquidity of these ARS investments. As a result of these recent events, WebMD is in the process of evaluating the extent of any impairment in its ARS investments resulting from the current lack of liquidity; however, WebMD is not yet able to quantify the amount of any such impairment. WebMD believes that any lack of liquidity relating to its ARS investments will not have an impact on its ability to fund its operations.
Financial Guidance
WebMD provided updated financial guidance on February 11, 2008. A schedule detailing this guidance is attached to the press release and Form 8-K issued on that date. This guidance did not contemplate the merger announced today.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its fourth quarter and year end results at 4:45 pm (eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (NASDAQ: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: expectations regarding the credit ratings and valuation of and market for HLTH’s and WebMD’s investments in auction rate securities (ARS); HLTH’s and WebMD’s future financial results and other measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; the merger transaction between HLTH and WebMD (the “Merger Transaction”); and the potential sales transactions with respect to ViPS and Porex (the “Potential Sales Transactions”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: changes in the markets for ARS; market acceptance of HLTH’s and WebMD’s products and services; HLTH’s and WebMD’s relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will be able to complete the Merger Transaction or as to the timing of such transaction; or whether HLTH will be able to complete the Potential Sales Transactions or as to the timing or terms of such transactions. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures.  The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.